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                                                                       EXHIBIT 1


September 27, 1999


Ms. Heidi Yodowitz
Senior Vice President and Controller
and Acting Chief Financial Officer
McKesson HBOC, Inc.
One Post Street
San Francisco CA 94104



Dear Ms. Yodowitz,

This is to confirm that, because the HBO & Company Profit Sharing and Savings Plan (the "Plan") has not yet finalized its financial statements as of and for the three months ended March 31, 1999, Crisp, Hughes Evans LLP was unable to complete the audits of the Plan's financial statements for such period by September 27, 1999.


Yours truly,


/s/ Crisp, Hughes Evans LLP